Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17485, 333-41535, 333-33934, 333-101973, 333-113705, 333-142475, 333-159358 and 333-192928) and the Registration Statement on Form S-3 (No. 333-224786) of Tenneco Inc. of our report dated February 28, 2018, except for the change in composition of reportable segments discussed in Note 11 to the consolidated financial statements and the changes in the manner in which the Company accounts for certain components of net periodic pension and postretirement benefit costs, cash received to settle the deferred purchase price of factored receivables and restricted cash discussed in Note 1 to the consolidated financial statements, as to which the date is September 28, 2018, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

September 28, 2018